Explanatory Note:  Attached hereto are the portions of the Code of Ethics that were amended since the Registrant last filed its Code of Ethics.  Only the sub-sections of the Code of Ethics that were amended are included (as restated in their entirety) in this exhibit to the Registrant’s Form N-CSR.

Text that was deleted is shown with a strikethrough, and text that was added is shown with a double underline.

Code of Ethics

for

Hennessy Funds Trust
and
Hennessy Advisors, Inc.

__________________________

~~December 2014~~
February 2016
__________________________

I. GENERAL

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B.            Definitions The following definitions apply for purposes of this Code.

1.	“Access Person” means any director, trustee, officer or employee of HFT or the Adviser, but excluding any director of the Adviser who meets independence requirements under applicable law.
2.	“Adviser” has the meaning set forth in Section I.A.
3.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell such Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.
“beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person has a pecuniary interest in a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.	“CCO” means Chief Compliance Officer per Rule 38a-1 of the Investment Company Act and Rule 206(4)-7 of the Investment Advisers Act.
6.	“control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act.
7.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:
a.	direct obligations of the Government of the United States;
b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c.	shares issued by open-end registered investment companies (but not exchange‑traded funds) other than HFT; and
d.	shares issued by HFT that are held within an Access Person’s 401(k) account.
8.
“Disinterested Trustee” means a trustee of HFT who is not an “interested person” of HFT within the meaning of Section 2(a)(19) of the Investment Company Act and the rules and regulations promulgated thereunder.

9.	“Fund” means, individually, any series of HFT and collectively all such series shall be referred to as the “Funds”.
10.	“HFT” has the meaning set forth in Section I.A.
11.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

12.	“Investment Advisers Act” has the meaning set forth in Section I.A.
13.	“Investment Company Act” has the meaning set forth in Section I.A.
14.
“Investment Personnel” means (1) any employee of HFT or the Adviser or of any company in a control relationship to HFT or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund and (2) any natural person who controls HFT or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

15.	“Laws” means the laws, rules and regulations of federal, state and local governments (both United States and foreign) and other applicable regulatory agencies.
16.	“personal securities transaction” has the meaning set forth in Section III.A.
17.	“SEC” means the Securities and Exchange Commission.
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II. STANDARDS OF BUSINESS CONDUCT

A.            General Standards~~.~~

HFT and the Adviser hold their directors, trustees, officers, and employees accountable for adhering to and advocating the following standards to the best of their knowledge and ability.

1.	always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or apparent conflicts of interest between personal and professional relationships;
2.	fully comply with all applicable Laws;
3.
proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that HFT and the Adviser file with or submit to the SEC and in other public communications made by HFT or the Adviser; and

4.	proactively promote ethical and honest behavior with HFT and the Adviser, including, without limitation, by promptly reporting violations of, and being accountable for adherence to, this Code.
B.            Specific Duties and Responsibilities

In adhering to and advocating the general standards set forth above, the directors, trustees, officers and employees of HFT and the Adviser shall fulfill the following duties and responsibilities to the best of their knowledge and ability.

1.
They shall handle all conflicts of interest between personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the CCO of HFT or the Adviser, as applicable, the relevant details of any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between themselves and HFT or the Adviser.  Such CCO shall, as appropriate, discuss such disclosures with the Board of Trustees of HFT or the Board of Directors of the Adviser, as applicable, which Board shall thereafter take such action with respect to the conflict of interest as it deems appropriate.  The general policy of HFT and the Adviser is to avoid conflicts of interest whenever practicable.

2.
They shall use their best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents HFT or the Adviser file with or submit to the SEC or in any other public communications made by HFT or the Adviser.

3.	They shall use their best efforts to ensure compliance in all material respects with all applicable Laws by HFT and the Adviser.
4.
They shall respect the confidentiality of information acquired in the course of their work and shall not disclose confidential information, except when they believe they are authorized for business purposes or legally obliged to disclose confidential information. They may not use confidential information acquired in the course of their work for their personal advantage.

5.	They shall not take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the independent auditing firm of HFT or the Adviser.
6.
They may not engage the auditing firms of HFT or the Adviser to perform audit or non-audit services without the prior approval of the Board of ~~Directors~~  Trustees of HFT or the Board of Directors or Audit Committee of the Adviser.

7.
The independent directors of the Adviser shall not have access to, and shall not seek from any employee of the Adviser, any of the portfolio rebalancing information related to any of the Funds until such time as the rebalancing of such Funds has been entirely concluded except that certain limited access to such information may be granted with permission, in advance, from the CCO of HFT.

8.
If they are Investment Personnel, they shall not, without the prior approval of the CCO of HFT or the Adviser, as applicable, receive any gift or participate in any entertainment event of more than de minimis value from or with any person or entity that does or is seeking to do business with or on behalf of a Fund or the Adviser.  The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis, while the annual receipt of entertainment from the same source valued at $1,000 or less shall be considered de minimis.  Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater or comparable entertainment event also shall be considered to be of de minimis value.

9.
If they are Investment Personnel, except for service that began prior to March 2, 1996, they shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Trustees of HFT.  The Board of Trustees of HFT may so authorize such board service only if it determines that such board service is consistent with the interests of the Funds and their shareholders.

10.	They shall promptly report any suspected violations of this Code to the CCOs of HFT and the Adviser in accordance with Section II.C below.
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III.             PERSONAL SECURITIES INVESTMENT TRANSACTIONS POLICY

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C.	Exempt Securities and Transactions
1.	Exemptions from Pre‑Clearance and Reporting Requirements
The pre‑clearance and reporting requirements set forth in this Section III do not apply to:

a.	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; and
b.	purchases or sales that are non-volitional on the part of the Access Person.
2.	Exemptions from Pre‑Clearance Requirements Only
The pre‑clearance requirements set forth in this Section III do not apply to:

a.	purchases that are part of an automatic dividend reinvestment plan;
b.
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; ~~and~~

c.
purchases or sales of common stock of issuers in the Dow Jones Industrial Average provided that the number of shares purchased or sold of any one such issuer on any day does not exceed 5,000 shares; and

d.	purchases or sales of exchange‑traded funds.
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E.            Reporting Procedures

The provisions of this Section C.E apply to all Access Persons, except they do not apply to Disinterested Trustees other than as specifically set forth in Section C.E.1 below.  If desired, an Access Person may include a statement on any report filed pursuant to Sections C.E.2‑C.E.4 below that the report shall not be construed as an admission by such Access Person that he or she has any beneficial ownership in the security to which the report relates.

1.	Limited Reporting Obligations for Disinterested Trustees
Disinterested Trustees do not need to file an initial holdings report or annual holdings report pursuant to Sections C.E.2 or C.E.4 below.  Additionally, Disinterested Trustees do not need to file a quarterly transaction report pursuant to Section C.E.3 below except to report a personal securities transaction in a Covered Security if such Disinterested Trustee, at the time of making such personal securities transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of HFT, should have known that, during the 15-day period immediately before or after the date of such personal securities transaction, such Covered Security was purchased or sold by a Fund or was being considered by a Fund or the Adviser for purchase or sale by a Fund.

2.	Initial Holdings Report
Each Access Person shall, no later than ten days after such person becomes an Access Person, file an initial holdings report with the CCOs of HFT and the Adviser containing the following information (which information must be current as of a date no more than 45 days prior to the date such person becomes an Access Person):

a.
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership at the time the person became an Access Person;

b.
the name of any broker, dealer or bank with whom such Access Person maintained an account in which any securities (regardless of whether such securities were Covered Securities) were held for the direct or indirect benefit of such Access Person; and

c.	the date the report is submitted by such Access Person.
3.	Quarterly Transaction Report
Each Access Person shall, no later than 30 days after the end of each calendar quarter, file a quarterly transaction report with the CCOs of HFT and the Adviser containing the following information:

a.
with respect to any personal securities transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership (except that personal securities transactions pursuant to an automatic dividend reinvestment plan do not need to be reported in a quarterly transaction report):

i.
the date of the personal securities transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each security involved;

ii.	the nature of the personal securities transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	the price of the Covered Security at which the personal securities transaction was effected;
iv.	the name of the broker, dealer or bank with or through whom the personal securities transaction was effected; and
v.	the date that the report is submitted by such Access Person.
b.
with respect to any account established by such Access Person during the quarter in which any securities (regardless of whether such securities were Covered Securities) were held for the direct or indirect benefit of such Access Person:

i.	the name of the broker, dealer or bank with whom such Access Person established the account;
ii.	the date the account was established; and
iii.	the date the report is submitted by such Access Person.
In lieu of filing a quarterly transaction report, an Access Person may provide duplicate copies of all account statements for all securities accounts in which Covered Securities were held with respect to such Access Person to the CCO of HFT within the time period set forth in this Section C.E.3, provided that all of the information required by this Section C.E.3 is contained in such account statements or in the records of the Funds.  ~~All Access Persons shall either (A) hold all of their investments in an RIA master account of the Adviser or (B) direct their brokers to supply to the CCO of HFT (who will provide copies to the CCO of the Adviser), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of all account statements for all securities accounts.~~

4.	Annual Holdings Report
Each Access Person shall, no later than January 30 of each year, file an annual holdings report with the CCOs of HFT and the Adviser containing the following information as of the preceding December 31:

a.
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership;

b.
the name of any broker, dealer or bank with whom such Access Person maintains an account in which any securities (regardless of whether such securities were Covered Securities) are held for the direct or indirect benefit of such Access Person; and

c.	the date the report is submitted by such Access Person.
5.	Review of Periodic Reports; Identification of Access Person
The CCOs of HFT and the Adviser or their designees shall review all reports filed by Access Persons pursuant to this Section III.  The CCOs of HFT and the Adviser shall identify all Access Persons who are required to file reports pursuant to Section C.E and must inform such Access Persons of their reporting obligations.

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IV.             INSIDER TRADING POLICY

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E.            Securities Issued By the Adviser

1.	General
Insider trading laws apply to the securities of the Adviser the same as they apply to the securities of any issuer.  However, because there is a higher likelihood of access to material non‑public information regarding the Adviser than regarding other companies, additional procedures are warranted.

In addition to the procedures set forth in Section IV.D, the following additional procedures are designed to help ensure that all material non‑public information regarding the Adviser remains confidential:

•
“tips” about material non‑public information regarding the Adviser should never be given to anyone who may, directly or indirectly, use such information to derive an improper personal benefit through personal trading in the Adviser’s stock or by passing the tip on to others; and

•
all inquiries regarding the Adviser from the press or other news media must be referred to the President or an Executive Vice President of the Adviser (who may authorize any employee to speak to the press or other news media outlet about the Adviser on a case‑by‑case basis).

If an individual becomes aware of a leak of inside information regarding the Adviser, he or she should immediately report the leak to the CCO of the Adviser.  The Adviser is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non‑public information.

2.	Quiet Period
Directors, trustees, officers and employees of HFT and the Adviser may not purchase or sell any securities of the Adviser during the period beginning on the first day of each quarter and ending on the third business day after public announcement of quarterly or (in the case of the fourth fiscal quarter) annual results for the prior period or during any other period declared to be a quiet period by the CCO of the Adviser.  All personal securities transactions in securities of the Adviser must be pre‑cleared in accordance with Section III.D.7 regardless of whether such purchase or sale is outside of a quiet period.  Notwithstanding the foregoing, a participant in any equity incentive plan of the Adviser as may be in effect from time to time may elect, either during or outside of a quiet period, to have the Adviser withhold shares of the Adviser’s common stock otherwise deliverable or vesting under an award to satisfy any Federal, state, or local tax obligations, and the Adviser may withhold such shares, in accordance with the terms and conditions of such equity incentive plan; provided that the CCO of the Adviser may in his or her discretion suspend the right to make any such election.  The submission of such an election by a participant shall serve as a pre‑clearance request under Section III.D.7.

3.	Reporting of Stock Transactions to SEC
The Personal Securities Investment Transactions Policy set forth in Section III is designed to implement the requirements of Rule 17j‑1 under the Investment Company Act and Rule 240A‑1 under the Advisers Act, as well as to assist directors and executive officers in complying with the filing and short‑swing insider trading liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.  As a general rule, transactions in securities of the Adviser (including the receipt or exercise of stock options) by directors, executive officers, 10% or more shareholders and their related persons are required to be reported to the SEC on Form 4 within two business days of the transaction.  Because the Form 4 must be filed with the SEC within the two‑business day deadline, it is critical for the Adviser to be aware of transactions in its securities by insiders ahead of time so that it may assist with making the required filings.  Most changes of ownership must be reported even if there has been no net change in holdings.  Additionally, although certain transactions such as gifts may be reported on a deferred basis on Form 5, the Adviser strongly recommends that all transactions in securities of the Adviser be reported on Form 4 within ~~two-business~~  two business days.  The Adviser must disclose any late filings in its annual meeting proxy statement.  Furthermore, the SEC has authority to impose civil fines and cease and desist orders for late filings.

The Form 4 and 5 reporting requirements are designed, among other things, to assist with enforcing the short‑swing insider trading liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.  The Personal Securities Investment Transactions Policy set forth in Section III is also designed to help reporting persons avoid short-swing insider trading liability.  Section 16(b) of the Securities Exchange Act of 1934, as amended, provides that any “profit” on a purchase and sale of securities of an issuer by a director, executive officer or a 10% or more shareholder of such issuer within any six-month period must be paid to the issuer unless certain exemptions apply.  “Profit” will be computed by matching any sale of Company stock taking place at a higher price than a purchase taking place within six months before or after the sale, regardless of the seller’s tax basis in specifically identified shares sold.  Intent to take unfair advantage of inside information is not required for liability under Section 16(b).

4.	No Short Sales
Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits directors, executive officers and 10% or more shareholders from making “short sales” of the securities of the Adviser.  A short sale occurs when an investor sells borrowed securities (in anticipation of a price decline) and is required to return an equal number of shares at some pre‑defined point in the future.

V.             COMPLIANCE

A.            Approval of the Code of Ethics

1.
The Board of Trustees of HFT, including a majority of the Disinterested Trustees, and the Board of Directors of the Adviser shall approve this Code and any material changes thereto.  Prior to approving this Code and any material changes thereto, the Board of Trustees of HFT, including a majority of the Disinterested Trustees, must determine that this Code contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) under the Investment Company Act.

2.
No less frequently than annually, the CCOs of HFT and the Adviser shall furnish a report to the ~~Boards~~  Board of Trustees of HFT and the Board of Directors of ~~HFT and~~ the Adviser that includes the following:

a.
a description of all issues arising under the Code since the last report to such Boards ~~of Directors~~, including, but not limited to, information about material violations of this Code and sanctions imposed in response to such material violations;

b.	a list of Access Persons under this Code; and
c.	a certification that HFT and the Adviser have adopted such procedures as are reasonably necessary to prevent Access Persons from violating this Code.
3.	This Code may not be waived or amended except by the approval of the Board of Trustees of HFT and the Board of Directors or Audit Committee of the Adviser.
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